EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
Unilife Corporation
Lewisberry, Pennsylvania
We hereby consent to the reference to our firm under the caption “Experts” and to the inclusion of our report dated November 11, 2009 relating to the consolidated financial statements of Unilife Corporation and subsidiaries in this Registration Statement on Form S-1 of Unilife Corporation.
/s/ BDO Audit (WA) Pty Ltd
Perth, Western Australia
June 16, 2010